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                                                                     EXHIBIT 2.6




                                ESCROW AGREEMENT

         This agreement made and entered this 1st day of May 1998 by and between Next Generation Media Corp., of 900 North Stafford Street, Suite 2003, Arlington, Virginia 22203 (hereinafter "Seller") and T.C. Equities, Ltd., of Charlotte House, Nassau, Bahamas (collectively hereinafter "Buyer"), Joel Sens of 900 North Stafford Street, Suite 2003, Arlington, Virginia 22203 (hereinafter "Sens") and the Law Office of Shane Henty Sutton P.C., a professional corporation incorporated under the laws of the State of New York ("Escrow Agent").

         WHEREAS, Buyer agreed to purchase 70,000 shares of Redeemable Cumulative Convertible Preferred Stock in the company called Next Generation Media, Corp., and warrants (hereinafter "Shares") pursuant to an Agreement dated, April 24, 1998; and

         WHEREAS, pursuant to that Agreement Sens shall provide Buyer with a controlling interest in UNICO, Inc., a Delaware Corporation;

         WHEREAS, Seller, Buyer, Sens and the Escrow Agent desire to enter into this Escrow Agreement to provide for the deposit and the disbursement of the purchase price for the shares and the deposit and the delivery of the shares, warrants subject to the terms and conditions of this Escrow Agreement.

         WHEREAS, SUTTON is willing to act as Escrow Agent under this Agreement.

         NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

FUNDS TO BE PLACED IN ESCROW

         Buyer shall on or before the closing date deliver the purchase price of Three Hundred Fifty Thousand ($350,000.00) to the Escrow Agent. The Escrow Agent shall deposit the funds into an interest-bearing bank account in the name of the Escrow Agent (the "Escrow Agent"), to be held in accordance with this Escrow Agreement.

SECURITIES TO BE HELD IN ESCROW

         Seller shall deliver a certificate(s) representing 70,000 shares of Redeemable Cumulative Convertible Preferred Stock in the company called Next Generation Media, Corp., with a redemption price of $5.00 per share (hereinafter the "Securities") and a face value of $350,000.00, along with Seller 250,000 warrants for common stock in Next Generation Media Corp. Sens shall also provide the Escrow Agent a fully executed Agreement for the delivery of controlling interest in UNICO, Inc., a Delaware corporation.



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RELEASE OF SHARES AND SETTLEMENT

     3.1 Upon the later to occur of (a) receipt by the Escrow Agent of the purchase price as described in section 1 herein, and (b) receipt by the Escrow Agent of the certificates, warrants and agreement as described in section 2 herein, the Escrow Agent shall promptly pay over the purchase price (plus interest accrued to the date of payment) to Seller in such manner as may be reasonably requested by Seller, and shall promptly deliver the certificates, warrants and agreements to Buyer by overnight courier service.

     3.2 Notwithstanding the foregoing, in the event that the Escrow Agent has not received either the purchase price or the certificates, warrants or agreement as set forth hereinabove on or before the end of the closing date, as defined in the Agreement, the Escrow Agent shall notify Buyer and Seller and await instructions. If Escrow Agent has not received non-conflicting instructions by the end of the closing date, the Escrow Agent shall promptly pay over the purchase price (plus interest accrued to the date of payment) to the Buyer, and/or shall promptly deliver the certificates, warrants and agreements to Seller by overnight courier service, as the case may be.

                  DUTIES OF ESCROW AGENT

     The sole duty of Escrow Agent, other than as hereinafter specified, shall be to receive funds and Stock certificates, warrants and agreement as set forth hereinabove and hold them subject to release in accordance with the terms and conditions of this Agreement and shall be under no duty to make certain that Seller and Buyer are complying with the laws of any jurisdiction that may apply to any resale of Shares. The Escrow Agent shall undertake to perform only such duties as are expressly set forth and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent may act in reliance upon any writing or instrument, including any such writing or instrument received by facsimile, or signature which it in good faith believes to be genuine, may assume the validity and accuracy of any statement or ascertain contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice, or instruction in connection with the provisions hereof has been duly authorized to so do. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or the validity of any instrument deposited in the Escrow Agreement. Its duties hereunder shall be limited to the safekeeping of such instrument and monies received by it as the Escrow Agent, and for the maintenance and disposition of the funds deposited with it in accordance with this Escrow Agreement. The Escrow Agent shall not be liable for collection items until the net proceeds of the same in actual cash have been received, not shall it be liable for default in payment of negotiable documents deposited. It may rely upon paper document or other writing believed by it to be authentic in making any delivery of money or property hereunder.



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                  ESCROW AGENT'S LIABILITIES

     The Escrow Agent's obligations and duties in connection herewith are confined to those duties specifically enumerated in the Escrow Agreement. The Escrow Agent shall not be in any manner liable or responsible for the sufficiency, correctness, genuineness, or validity of any instruments deposited with it or with reference to the form of execution thereof, or the identity, authority, or rights of any person executing or depositing same, and the Escrow Agent shall not be liable for any loss that may occur by reason of forgery, false representations, or the exercise of its discretion in any particular manner or for any other reason, except for its own negligence or willful misconduct.

                  ESCROW AGENT AND LEGAL FEES

     The Escrow Agent's fee herein shall be USD Two Thousand ($2,000.00) Dollars. This fee is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement and shall be disbursed through the proceeds of the transaction. The parties further authorize the disbursement of legal fees to The Law Office of Shane Henty Sutton, P.C., through the proceeds of the transaction as per a memorandum of costs to be provided by the attorneys, with such costs not to exceed Eight Thousand ($8,000.00) Dollars.

                  BINDING AGREEMENT AND SUBSTITUTION OF ESCROW AGENT

      The terms and conditions of this Agreement shall be binding on the heirs, executors and assigns, creditors or transferees, or successors in interest, whether by operation of law or otherwise, of the parties hereto. If for any reason the Escrow Agent herein, should be unable or unwilling to continue as such Escrow Agent, the other parties to this Agreement may substitute another person to serve as Escrow Agent. No party may assign its rights or obligations hereunder without the consent in writing of the other parties hereto.

                  MISCELLANEOUS

     The parties covenant and agree that in performing any of its duties under this Agreement, the Escrow Agent shall not be liable for any loss or damages which may occasion as a result of serving as Escrow Agent hereunder, except for any loss or damages occasioned by its willful default or negligence.

     The Escrow Agent may, upon ten (10) days written notice, resign as Escrow Agent, provided that such resignation shall not become effective until such time as a successor Escrow Agent acceptable to Seller and Buyer has been appointed.

      All notices and communications hereunder shall be in writing and shall be deemed to be duly given and received if made by prepaid registered mail with return receipt requested, courier, telecopier, telex, or telegraph to each of the parties at the


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     following respective addresses or such other addresses as may be set forth in writing by a party and sent to all other parties.

          The validity, interpretation, and performance of this Escrow Agreement shall be controlled by and construed under the laws of the State of New York, the state in which this Escrow Agreement is deemed executed and the parties hereto submit to that State's jurisdiction.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written in New York.


/s/  Lawrence Grimes                    /s/  Peter G. Fletcher
--------------------------------        --------------------------------
     NEXT GENERATION MEDIA CORP.             T.C. EQUITIES LTD.


/s/  Joel Sens
--------------------------------
     JOEL SENS


/s/  Shane Sutton
--------------------------------
     THE LAW OFFICE OF
     SHANE HENTY SUTTON P.C.
By:  Shane Henty Sutton, Esq.




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